Exhibit 99.1

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
	(406) 457-4007	NEWS RELEASE

Eagle Bancorp Montana to Acquire Western Holding Company of Wolf Point

Helena, Montana – August 9, 2019 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today announced that it has reached an agreement to acquire Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point (“Western”). Opportunity Bank’s acquisition of the $100 million in assets Western, which is structured as a 50% cash and 50% stock deal, will further solidify its position as the fourth largest Montana based bank with approximately $1.10 billion in assets. Western currently operates one branch in Wolf Point and the acquisition will provide Opportunity with an additional $100 million in assets, $77 million in deposits, and $41 million in gross loans, based on June 30, 2019 information. Opportunity Bank will have, upon completion of the transaction, 22 retail branches in Montana.

The board of directors for both companies unanimously approved the transaction, which is subject to the approvals of bank regulatory agencies, the shareholders of Western Holding Company of Wolf Point, and other customary closing conditions. Upon completion of the transaction, Duane Kurokawa, currently President of Western Holding Company of Wolf Point, will lead the new branch efforts in northeastern Montana.

“We are thrilled to have Western Holding Company, and the employees of Western Bank of Wolf Point join the Eagle team,” stated Peter J. Johnson, President and CEO of Eagle. “This transaction presents a great opportunity for Eagle to expand our presence in the north eastern portion of the state. The combination provides the ability to create revenue and cost synergies while offering Western customers a broader product offering, increased lending limits, and an expanded branch delivery system that stretches throughout the state of Montana.”

“Being able to partner with a strong community bank that is focused on providing great customer service and has a deep commitment to the communities where it operates, is a great opportunity for us,” said Duane Kurokawa.

Under the terms of the definitive agreement signed by the parties, Western Holding Company of Wolf Point shareholders will receive an aggregate of 395,859 shares of Eagle common stock and $6.5 million in cash, for a total transaction value of approximately $13.0 million.

The deal is expected to close during the fourth quarter of 2019. Eagle was represented by Nixon Peabody LLP and Panoramic Capital Advisors, Inc. while Western Holding Company of Wolf Point was represented by Ballard Spahr LLP and Vining Sparks, IBG, LP.

Investor Conference Call and Supplementary Information

Management will host a conference call regarding this announcement on Friday, August 9 at 9:00 a.m. MT (11:00 a.m. EDT). Investment professionals are invited to dial (888) 317-6016 to participate in the call. A replay will be available for two weeks at (877) 344-7529 using access code 10134314. A slide presentation to accompany management's commentary may be accessed from Eagle Bancorp's Form 8-K filing with the SEC or at www.opportunitybank.com.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Important Additional Information and Where to Find It; Participants in the Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Eagle will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement of Western Holding Company of Wolf Point and a prospectus of Eagle, and Eagle will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of Western Holding Company of Wolf Point. Investors and security holders of Western Holding Company of Wolf Point are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Eagle through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Eagle will be available free of charge on Eagle’s internet website or by contacting Eagle.

Eagle, Western Holding Company of Wolf Point, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Eagle is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on March 12, 2019 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Safe Harbor Statement

Certain statements contained in this presentation that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may”, “would”, “could”, “will”, “expect”, “anticipate”, “project”, “believe”, “intend”, “plan” and “estimate”, as well as similar words and expressions. These forward-looking statements include statements related to our projected growth, our anticipated acquisitions, including statements related to the expected timing, completion and other effects our anticipated acquisitions, our anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of future amortization and accretion, the impact of the anticipated internal growth and plans to establish or acquire banks.

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following:

●	the inability to obtain the requisite regulatory and shareholder approvals for the anticipated acquisitions and meet other closing terms and conditions;
●	the reaction to the anticipated acquisitions of all the banks’ customers, employees and counter-parties or difficulties related to the transition of services;
●	the timing to consummate the proposed merger;
●	the risk that a condition to closing of the proposed merger may not be satisfied;
●	the diversion of management time on issues related to the proposed merger;
●	the difficulties and risks inherent with entering new markets;
●

general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

●	our ability to raise additional capital may be impaired if markets are disrupted or become more volatile;
●	costs or difficulties related to the integration of the banks we may acquire may be greater than expected;
●	restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;
●	governmental monetary and fiscal policies as well as legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;
●	competitive pressures among depository and other financial institutions may increase significantly;
●	changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;
●	other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;
●	our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;
●	adverse changes may occur in the bond and equity markets;
●	war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets;
●	economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and
●	we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on form 10-K for the year ended December 31, 2018, and otherwise in our SEC reports and filings, for a description of some of the important factors that may affect actual outcomes.

Note: Transmitted on Globe Newswire on August 9, 2019 at 7:00 a.m. MT.